Exhibit 5.2

February 9, 2024

Vuzix Corporation

25 Hendrix Road, Suite A

West Henrietta, New York 14586

Re: Open Market Sale Agreement with Jefferies LLC

Ladies and Gentlemen:

We have acted as counsel to Vuzix Corporation, a Delaware corporation (the “Company”), in connection with the sale through Jefferies LLC as the sales agent (the “Sales Agent”) from time to time by the Company of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), having an aggregate offering price of up to $50,000,000 (the “Shares”) all of which are authorized but heretofore unissued shares to be offered and sold pursuant to an automatic Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 9, 2024, and the prospectus contained therein dated February 9, 2024 for the sale of the Shares (the “Prospectus”), and that certain Open Market Sale AgreementSM dated as of February 9, 2024, between the Sales Agent and the Company (the “Sale Agreement”).

In connection with the preparation of this opinion, we have examined the Registration Statement and the Prospectus and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification. We have also assumed that there will exist, under the Company’s amended and restated articles of incorporation, as amended or supplemented, the requisite number of authorized but unissued shares of Common Stock.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Sale Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the Delaware General Corporation Law and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Delaware; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP